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                          July 21, 1998



Board of Directors
Adirondack Financial Services Bancorp, Inc.
52 North Main Street
Golversville, New York  12078-3084

Members of the Board:

   We have acted as counsel to Adirondack Financial Services Bancorp, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 20,000 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Gloversville Federal Savings and Loan Association 401(k) Profit Sharing Plan and Trust (the "Plan") and related interests in the Plan.

   In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

   Based upon the foregoing, it is our opinion that the shares of Common Stock and interests in the Plan covered by the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

  We hereby consent to the inclusion of our opinion in this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange
Commission thereunder.

                             Very truly yours,


                         /s/ Silver, Freedman & Taff, L.L.P.

                             SILVER, FREEDMAN & TAFF, L.L.P.